Shurgard Storage Centers, Inc.
Exhibit 10.40 - Separation Agreement

CONFIDENTIAL

November 13, 2001

John Steckler
1551 29th Ave SE
Mill Creek WA 98102

Re: Separation Agreement, Confidentiality Agreement and General Release

Dear John:

This letter provides for the terms of your separation from Shurgard Storage Centers, Inc. (the "Company") and upon execution by you shall constitute a Separation Agreement, Confidentiality Agreement and General Release ("Agreement") between you and the "Company".

Introduction

On or about 4/1/96, you were employed by the Company under an "at will" employment relationship and as of the date of this Agreement occupy the position of Senior Vice President of Marketing.  You and the Company have agreed to terminate your employment relationship on an amicable basis.

Terms of Agreement

In order to effect the termination of your employment and to provide you with certain benefits that you would not otherwise be entitled to, you and the Company agree as follows:

1. This Agreement shall not be in any way construed as an admission by the Company that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against the Company.

2. Even if you do not sign this Agreement, the Company will pay you the compensation that you have earned through the date of your termination, any accrued vacation benefits, and any other benefits or distributions payable in accordance with the terms and conditions of the Company benefit plans in which you are a current participant. Even if you do not sign this Agreement, you will be offered benefits to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and you retain all vested benefits under the Company's 401(k) Plan and ESOP.  Your vested stock options will remain exercisable for a period of three (3) months following the date of this Agreement.

3. In exchange for the promises contained in this Agreement and release of claims as set forth below, and provided that you sign this agreement and return it to Adrienne Gemperle by - December 5, 2001, and do not revoke this Agreement as set forth in Paragraph 13(d):

a.  You will resign as a senior officer of the company effective November 13, 2001. You will remain an employee of the company through December 15, 2001 ("separation date") and shall be available through that date, if requested, help facilitate your departures.

b.  The Company will pay you a severance allowance in the amount of your current base monthly salary of $13,083.33 beginning the date of your employment separation which is December 15, 2001, and ending June 15, 2002 to be paid on a bi-weekly basis and in accordance with the Company's normal payroll process.

c. The Company will pay for your medical coverage (i.e., COBRA benefits) to the extent and in the same amount of coverage which you and/or your dependents currently receive under the Company's medical insurance plans, for a period of 6 months following the date of your termination or until you begin working for another employer and achieve eligibility under such new employer's plan, whichever occurs first. You may elect coverage on the HMO plan for the 2002 plan year and receive in cash the difference in monthly COBRA premium from the POS plan under which you are currently covered, during the 6 months severance period. In that event, the difference in premium will be paid to you and payroll taxes shall be applied. You acknowledge and understand that in the event the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for you in a corresponding manner.

d. The Company will pay for outplacement service with Lee Hecht Harrison for services rendered in assisting you in locating another job in the amount of $9,000.

e.  The Company will pay your annual bonus for 2001 provided the criteria are met as established in the bonus program. In addition, payment under the FFO - company profit sharing portion of the program will be paid consistent with the plan design and its general application to the leadership team.

4. In consideration of the promises contained in this Agreement, you agree:

a. On behalf of yourself and anyone claiming through you, irrevocably and unconditionally to release, acquit and forever discharge the Company and/or its subsidiaries, affiliates, divisions, predecessors, successors and assigns, as well as each's past and present officers, directors, employees, shareholders, trustees, joint venturers, partners, and anyone claiming through them (hereinafter "Releasees" collectively), in each's individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which you ever had against any of the Releasees arising out of or relating to your employment with the Company and/or the termination of your employment with the Company. Said claims include, but are not limited to: (1) employment discrimination (including claims of sex discrimination and/or sexual harassment) and retaliation under Title VII (42 U.S.C.A.   2000e etc.) and under 42 U.S.C.A. section 1981 and section 1983, age discrimination under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 (29 U.S.C.A. sections 621-634), under Section 49.44.090 of the Revised Code of Washington, and/or any other relevant state statutes or municipal ordinances; (2) disputed wages; (3) wrongful discharge and/or breach of any alleged employment contract; and (4) claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress.

b. That you shall not bring any legal action against any of the Releasees for any claim waived and released under this Agreement and that you represent and warrant that no such claim has been filed to date. You further agree that should you bring any type of administrative or legal action arising out of claims waived under this Agreement, you will bear all legal fees and costs, including those of the Releasees.

5. You agree to refer initial reference checks to Mr. Barbo.

6. On or before a date to be mutually determined, you will return to Ms. Gemperle all of the Company's property in your possession including, but not limited to, card keys, phone cards, cellular phone, and all of the tangible and intangible property belonging to the Company and relating to your employment with the Company. The Company has agreed that you may have your laptop, home computing system and cell phone.  You further represent and warrant that you have not retained any copies, electronic or otherwise, of such property. You also agree to fully and voluntarily cooperate with Company personnel in (1) the transition of any duties, information, or other business of the Company; (2) any communication to staff or subordinates; (3) the disclosure of any material Company business currently underway; (4) making a discreet departure from Company premises; and (5) in taking all steps necessary to safeguard and secure any Company equipment, programs, dates, and access thereto and to refrain from any action that would jeopardize same.

7. During the period commencing on the date of this and ending on the later of (i) the termination of this Agreement, you will not engage in any Competitive Activity in (i) any of the metropolitan statistical areas or countries listed on Exhibit "A" attached to this Agreement and hereby incorporated by reference. "Competitive Activity" shall mean any participation in, assistance of business from, engagement in business with, or assistance, promotion or organization of, any person, partnership, corporation, firm, association or other business organization, entity or enterprise by you (other than the Company) which, directly or indirectly, is engaged in, or hereinafter engages in the acquisition, development, and/or operation of self storage facilities, containerized or other portable storage activities (other than ownership not to exceed two percent in any publicly traded company).

a. During the period commencing on the execution of this Agreement and ending on the later of (i) the termination of this Agreement, you will not directly or indirectly, either for his own benefit or purposes or for the benefit or purposes of any other person, solicit, call on, interfere with, accept any business from, attempt to divert or entice away any person or firm who was or is a customer of the Company, if such business involves the development, operation, and/or disposition of self storage facilities.

b. During the period commencing on the execution of this Agreement and ending on the later of (i) the termination of this Agreement, you will not directly or indirectly, employ or offer to employ, call on, solicit, interfere with, attempt to direct or entice away any current employee or independent contractor of the Company in any capacity if that person possesses or has knowledge of any trade secrets.

c. You shall not, without the prior written consent of the Company, except as may be required by law, governmental rules and regulations or litigation between the parties, disclose or use, in any way, any confidential business or technical information or trade secret of the Company, whether or not conceived of or prepared by you (the "Trade Secrets"), including without limitation any information concerning any procedures, operations, investments, techniques, data, compilations of information, records, financing, costs, employees, purchasing, accounting, marketing, merchandising, sales, customers, salaries, pricing, profits, plans for future development, and the identity, requirements, preferences, practices and methods of doing business of specific parties with whom the Company transacts business, and all other information which is related to any service or business of the Company; all of which Trade Secrets are the exclusive and valuable property of the Company. The provisions of this subsection (c) shall survive the earlier termination or other expiration of this Agreement.

d. You hereby acknowledge and agree that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the foregoing provisions and, accordingly, that the Company, without being required to post any bond, shall be entitled to (i) discontinue any severance and/or benefit payments due to you; and (ii) temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions. This provision with respect to injunctive relief shall not, however, diminish the Company's right to claim and recover damages.

8. You agree that you will not, directly or indirectly, disclose the fact of and terms of this Agreement, including the severance benefits, to anyone other than your attorney, except to the extent such disclosure may be required for accounting or tax reporting purposes or as otherwise required by law.  The Company may be required to disclose this Agreement in its filings with the SEC.

9. This agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns.

10. You will cooperate fully with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

11. You agree that you will not make any comments relating to the Company or its employees which are critical, derogatory or which may tend to injure the business of the Company.

12. In the event that you breach any of your obligations under Paragraphs 6 through 11, any outstanding obligations of the Company hereunder shall immediately terminate, and any payments previously made to you pursuant to Paragraph 3 shall be returned to the Company.

13. You also acknowledge that you have been informed pursuant to the Older Workers Benefit Protection Act of 1990 that:

a. You have the right to consult with an attorney before signing this Agreement;

b. You do not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed;

c. You have twenty-one (21) days from the date of this letter to consider this Agreement; and

d. You have seven (7) days after signing this Agreement to revoke the Agreement, and the Agreement will not be effective until that revocation period has expired. You acknowledge, understand and agree that you will relinquish any right to the consideration specified in this Agreement if you exercise your right to revoke it.

14. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

15. This Agreement sets forth the entire agreement between you and the Company and supersedes any and all prior oral or written agreements or understandings between you and the Company concerning the subject matter of this Agreement. This Agreement may not be altered, amended or modified, except by a further written document signed by you and the Company.

16. This Agreement shall be construed and governed exclusively by the laws of the State of Washington.

17. You represent that you fully understand your right to review all aspects of this Agreement with an attorney of your choice, that you have had the opportunity to consult with an attorney of your choice, that you have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly and voluntarily entering into this Separation Agreement, Confidentiality Agreement and General Release.

If you are willing to enter into this Agreement, please signify your acceptance in the space indicated below, and return to me by November 17, 2001. As I noted earlier, this Agreement will not become effective, and none of the severance benefits in Paragraph 3 will be paid, until seven (7) days after the date you sign this Agreement.

PLEASE READ CAREFULLY. YOU ARE GIVING UP ANY LEGAL CLAIMS THAT YOU
HAVE AGAINST THE COMPANY BY SIGNING THIS AGREEMENT.

Very truly yours,
/s/ Adrienne Gemperle
Adrienne Gemperle
Vice President, Human Resources & Development

Accepted and agreed to on this
____ day of ____________, 2001

/s/ John Steckler____
Employee signature

Witness:________________
Date:________